UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

October 27, 2005
Date of Report (Date of earliest event reported)

COMMERCIAL CAPITAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-50126 (Commission File Number)	33-0865080 (IRS Employer Identification No.)

8105 Irvine Center Drive, 15th Floor, Irvine, California 92618 (Address of principal executive offices) (Zip Code)

(949) 585-7500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

         On October 27, 2005, Commercial Capital Bancorp, Inc. (the “Company”) announced that Christopher G. Hagerty has tendered his resignation from his positions as Executive Vice President, Chief Financial Officer and member of the Company’s Board of Directors, effective November 15, 2005. Mr. Hagerty is retiring to devote more time to his family and to pursue charitable and other interests.

         Concurrent with Mr. Hagerty’s retirement, the Company announced that James H. Leonetti, age 46, will be joining the Company as Executive Vice President and Chief Financial Officer. Mr. Leonetti joins the Company with 25 years of experience in the financial services industry. He has served in executive positions in banking, mortgage banking, real estate services and real estate development. His experiences have included tenure with public and private organizations. Mr. Leonetti has served as Chief Financial Officer and a member of the board of directors of Watt Commercial Properties, a commercial real estate developer, since 2002. From 2000 until 2002, Mr. Leonetti served as the Global Chief Financial Officer of CB Richard Ellis, one of the world’s largest commercial real estate services firms. From 1997 until 2000, Mr. Leonetti served as the Chief Financial Officer for Long Beach Financial, one of the largest specialty finance companies in the United States. Between 1989 and 1997, Mr. Leonetti held several executive positions, including Controller and Chief Credit Officer, at California Federal Bank, a $14 billion thrift institution, which was acquired by First Nationwide Bank, and ultimately Citigroup, Inc. (NYSE: “C”).

         There are no arrangements between Mr. Leonetti and any other persons pursuant to which Mr. Leonetti was selected as Executive Vice President and Chief Financial Officer. Mr. Leonetti is not related to any (i) director or executive officer of the Company, (ii) persons nominated or chosen by the Company to become directors or executive officers, (iii) beneficial owner of five percent of the Company’s securities, or (iv) to any immediate family member of such persons. Mr. Leonetti does not have a direct or indirect material interest in any currently proposed transaction to which the Company is to be a party in which the amount involved exceeds $60,000, nor has Mr. Leonetti had a direct or indirect material interest in any such transaction since the beginning of the Company’s last fiscal year.

         Mr. Leonetti’s employment contract with the Company provides that he will be entitled to an annual base salary of $375,000. He will also be eligible to receive a bonus, which may be comprised of stock options and restricted stock awards with an established minimum target of 50% of base compensation, as the Company’s Board of Directors may determine to be appropriate. Mr. Leonetti will receive a car allowance of $1,000 per month and will be eligible to participate in any retirement, pension or profit-sharing plan, including any non-qualified, deferred compensation or salary continuation plan, or similar employee benefit plan or retirement or bonus program of the Company and its subsidiaries. Mr. Leonetti will also receive medical, dental and other insurance, including key man life and disability and at least four weeks vacation per year.

         The Company also announced on October 27, 2005 that Richard A. Sanchez, the Company’s Executive Vice President and Chief Administrative Officer, will replace Mr. Hagerty on the Company’s Board of Directors, effective upon Mr. Hagerty’s retirement. Mr. Sanchez joined the Company in June 2002 and in addition to serving as Executive Vice President, Chief Administrative Officer and Head of Corporate Risk Management, he has served as the Company’s Corporate Secretary. Mr. Sanchez joined the Company after a 19 year career with the Office of Thrift Supervision; his last ten years in the capacity of Deputy Director for the Western Region.

         There are no arrangements between Mr. Sanchez and any other persons pursuant to which Mr. Sanchez was selected to serve on the Company’s Board of Directors. Mr. Sanchez does not have a direct or indirect material interest in any currently proposed transaction to which the Company is to be a party in which the amount involved exceeds $60,000, nor has Mr. Sanchez had a direct or indirect material interest in any such transaction since the beginning of the Company’s last fiscal year. Mr. Sanchez will not serve on any of the committees of the Company’s Board of Directors.

A copy of the press release is attached as exhibit 99.1 to this form 8K.

Item 9.01: Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable

(d)	The following exhibit is included with this Report:

Exhibit 99.1 Press Release dated October 27, 2005.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMERCIAL CAPITAL BANCORP, INC. By: /s/ Stephen H. Gordon —————————————— Stephen H. Gordon Chairman of the Board and Chief Executive Officer

Date: October 28, 2005